Exhibit 5

Conyers Dill & Pearman

BARRISTERS & ATTORNEYS

CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA

TEL.: (441) 295 1422 FAX: (441) 292 4720 EMAIL: BERMUDA@CONYERSDILLANDPEARMAN.COM

WWW.CONYERSDILLANDPEARMAN.COM

3 March, 2008

Ingersoll-Rand Company Limited	DIRECT LINE:	+1 441 299 4925
Clarendon House	E-MAIL:	Julie.mclean@conyersdillandpearman.com
2 Church Street	OUR REF:	JEM/32176/corpdocs/240662
Hamilton HM 11	YOUR REF:
Bermuda

Dear Sirs:

Ingersoll-Rand Company Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Form S-4 Registration Statement (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 4 March, 2008, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended, of Class A common shares, par value US$1.00 per share (the “Exchange Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company and a PDF copy of resolutions passed at a meeting of the board of directors of the Company held on 14 December, 2007 as certified by the secretary of the Company on 28 February, 2008 ( the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Exchange Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the Exchange Shares, when acquired by the shareholders as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Yours faithfully

Conyers Dill & Pearman